Exhibit 10.1

LITIGATION TRUST AGREEMENT

This Litigation Trust Agreement (the “Litigation Trust Agreement” or this “Agreement”), dated as of the Effective Date (as defined in the Plan (as defined herein)) by and among the Debtors (as defined below), and Broadbent Advisors LLC, a Delaware LLC, by and through Gary Broadbent, in his capacity as the trustee (the “Original Trustee”), is executed in order to establish a litigation trust (the “Litigation Trust”) pursuant to Article IV.F of the Third Amended Joint Chapter 11 Plan of Ebix, Inc. and its Debtor Affiliates (as amended, the “Plan”) [Docket No. 847-2]. The “Debtors” as used herein shall mean the debtors in the chapter 11 cases (the “Chapter 11 Cases”) pending in the United States Bankruptcy Court for the Northern District of Texas (the “Bankruptcy Court”) that are jointly administered as In re Ebix, Inc., et al., Case No. 23-80004 (SWE). The Debtors are Ebix, Inc., Vertex, Incorporated., P.B. Systems, Inc., Ebix Consulting, Inc., Ebix US, LLC, Facts Services, Inc., Doctors Exchange, Inc., Ebix International LLC, Agency Solutions.com, LLC d/b/a Health Connect LLC, ConfirmNet Corporation, A.D.A.M., Inc., and Ebix Latin America, LLC, and have principal offices located at 1 Ebix Way, Johns Creek, Georgia 30097.

Capitalized terms used in this Litigation Trust Agreement and not otherwise defined shall have the meanings ascribed to such terms in the Plan.

WITNESSETH

WHEREAS, on December 17, 2023, the Debtors commenced the Chapter 11 Cases by filing petitions for relief under chapter 11 of title 11 of the United States Code (the “Bankruptcy Code”) in the Bankruptcy Court;

WHEREAS, on January 3, 2024, the United States Trustee for the Northern District of Texas appointed an official committee of unsecured creditors (as may be reconstituted from time to time, the “Creditors’ Committee”) in the Chapter 11 Cases;

WHEREAS, on June 27, 2024, the Debtors filed the Plan;

WHEREAS, on July 16, 2024, July 24, 2024, and July 29, 2024 the Debtors filed the plan supplements [Docket Nos. 754, 793, 823] (as further amended and/or modified from time to time until the Effective Date, the “Plan Supplement”);

WHEREAS, on August 2, 2024, the Bankruptcy Court entered an order confirming the Plan [Docket No. 848] (the “Confirmation Order”);

WHEREAS, on the Effective Date, the Plan was substantially consummated in accordance with its terms;

WHEREAS, the Litigation Trust is created pursuant to, and to effectuate certain provisions of the Plan, pursuant to which the Litigation Trust will hold the GUC Recovery Pool (the “Litigation Trust Assets”);

WHEREAS, the Debtors have expressly delegated authority to the Litigation Trust to act as their agent with respect to the determination of the Final Purchase Price (as defined in that certain Asset Purchase Agreement dated as of December 18, 2023 by and between Zinnia Distributor Solutions LLC (“Zinnia”) as Purchaser and Ebix, Inc. as Seller (the “Zinnia APA”)) under the Zinnia APA, including with respect to pursuit of resolution of any dispute related thereto; provided that the Causes of Action against Zinnia arising from or related in any way in whole or in part to the Zinnia APA shall not constitute Litigation Trust Assets and, to the extent the Final Purchase Price exceeds the amount already paid by Zinnia to the Debtors in accordance with the Zinnia APA, such proceeds constitute Available Cash pursuant to the Plan and shall be distributed pursuant to the Plan to the Holders of Allowed Prepetition Secured Lender Claims;

WHEREAS, the Litigation Trust is organized for the sole purpose of making distributions under the Plan, including distributing the Litigation Trust Assets in an expeditious but orderly manner for the benefit of the Holders of Allowed Non-Lender GUC Claims (the “Litigation Trust Beneficiaries”), with no objective to continue or engage in the conduct of a trade or business, except, to the extent reasonably necessary to effectuate, and consistent with, the liquidating purpose of the Litigation Trust; and

WHEREAS, (a) the Litigation Trust is intended to be classified for U.S. federal income tax purposes as a “liquidating trust” within the meaning of Treasury Regulation Section 301.7701-4(d) and generally in compliance with Revenue Procedure 94-45, 1994-2 C.B. 684; accordingly, as a “grantor trust” within the meaning of Sections 671 through 677 of the Internal Revenue Code of 1986, as amended (the “IRC”), with the Litigation Trust Beneficiaries treated for U.S. federal income tax purposes as the grantors and owners of their respective shares of the Litigation Trust Assets, other than with respect to any assets allocable to, or retained on account of, Disputed Claims, (b) subject to definitive guidance from the Internal Revenue Service (the “IRS”) or a court of competent jurisdiction to the contrary (including the receipt by the Litigation Trustee of a private letter ruling from the IRS if required by the Litigation Trustee), the Litigation Trustee may timely make an election under Treasury Regulation Section 1.468B-9 to treat any portion of the Litigation Trust allocable to any Disputed Claims as a “disputed ownership fund” (if such an election is made, a “Disputed Ownership Fund”), and (c) the Debtors, the Litigation Trustee, and the Litigation Trust Beneficiaries are required to report consistently with the foregoing for all United States federal, state and local income tax purposes.

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements contained in this Litigation Trust Agreement and in the Plan, the Debtors or, from and after the Effective Date, the Post-Effective Date Debtors and the Original Trustee agree as follows:

Article 1.

Establishment of Litigation Trust

1.1. Establishment of Litigation Trust; Appointment of Original Trustee.

(a) Pursuant to the Plan, the Debtors hereby establish a trust which shall be known as the “Ebix Litigation Trust” on behalf of the Litigation Trust Beneficiaries in accordance with this Litigation Trust Agreement and the Plan.

(b) The Original Trustee is hereby appointed as trustee of the Litigation Trust and agrees to accept and hold the Litigation Trust Assets in trust for the Litigation Trust Beneficiaries subject to the terms of this Litigation Trust Agreement, the Plan, and the Confirmation Order. The Original Trustee and any successor trustee serving from time to time duly appointed hereunder (the “Litigation Trustee”) shall have all the rights, powers, and duties set forth herein.

(c) The Litigation Trust shall be a “United States person” as defined in Section 7701(a)(30) of the IRC.

1.2. Transfer of Assets and Rights to Litigation Trustee.

(a) Pursuant to the Plan, all of the Debtors’ right, title and interest in and to the Litigation Trust Assets are automatically vested in the Litigation Trust on the Effective Date, free and clear of all Liens, charges, Claims, encumbrances, and interests, in accordance with Section 1141 of the Bankruptcy Code.

(b) Pursuant to the Plan, on or substantially contemporaneously with the Effective Date, Ebix, Inc. shall transfer to the Litigation Trust funds from Available Cash in an amount of (a) $1,500,000 (the “Litigation Trust Funding”), (b) $17,056,821.78 (the “Professional Claim Reserve”), and (c) $1,750,000.00 (the “Admin/Priority Reserve”), which shall be funded into separate bank accounts and in no event shall the Litigation Trust Funding, Professional Claim Reserve, Admin/Priority Reserve, or GUC Recovery Pool be commingled. None of the Litigation Trust Funding, Professional Claim Reserve, and Admin/Priority Reserve constitute Litigation Trust Assets and each shall be subject to all reversionary interests of the Prepetition Lenders in accordance with Section 3.1(c) hereof.

(c) The Litigation Trustee shall be the exclusive administrator of the assets of the Litigation Trust for purposes of 31 U.S.C. § 3713(b) and 26 U.S.C. § 6012(b)(3), as well as the representatives of the Estate of each of the Debtors appointed pursuant to Section 1123(b)(3)(B) of the Bankruptcy Code, solely for purposes of carrying out the Litigation Trustee’s duties under the Litigation Trust Agreement. On the Effective Date, the Litigation Trust shall stand in the shoes of the Debtors for all purposes with respect to the Litigation Trust Assets in accordance with Article IV.F of the Plan. The Litigation Trust shall be the Disbursing Agent in accordance with Section 5.5 hereof and Article VI of the Plan.

(d) To the extent any Litigation Trust Assets cannot be transferred to the Litigation Trust because of a restriction on transferability under applicable non-bankruptcy law that is not superseded or preempted by Section 1123 of the Bankruptcy Code or any other provision of the Bankruptcy Code, such Litigation Trust Assets shall be deemed to have been retained by the Debtors, and the Litigation Trustee shall be deemed to have been designated as a representative of the Debtors pursuant to Section 1123(b)(3)(B) of the Bankruptcy Code to collect such Litigation Trust Assets on behalf of the Debtors. Notwithstanding the foregoing, all proceeds of such Litigation Trust Assets shall be transferred to the Litigation Trust to be distributed to the Litigation Trust Beneficiaries consistent with the Plan and this Litigation Trust Agreement.

(e) The transfer of the Litigation Trust Assets shall be exempt from any stamp, real estate transfer, mortgage reporting, sales, use, or other similar tax, pursuant to Section 1146(a) of the Bankruptcy Code.

(f) The Litigation Trustee’s receipt of any documents or communications (whether written or oral) shall not result in a waiver of any privileges (including without limitation attorney-client privilege, work-product privilege, or common interest privilege) and all such privileges are preserved. The Litigation Trustee may waive any privilege on behalf of the Litigation Trust or the Debtors, as applicable, with respect to the Litigation Trust Assets.

1.3. Title to Litigation Trust Assets.

Transfer of the Litigation Trust Assets to the Litigation Trust shall be made for the benefit of the Litigation Trust Beneficiaries to the extent provided for under the Plan. Upon the transfer of the Litigation Trust Assets, the Litigation Trust shall succeed to all of the right, title, and interest of the Debtors in and to the Litigation Trust Assets, and the Debtors and the Post-Effective Date Debtors shall not have any further interest in or with respect to the Litigation Trust Assets or the Litigation Trust.

1.4. Nature and Purpose of Litigation Trust.

(a) Purpose. The Litigation Trust is organized and established as a trust, subject to the terms and conditions contained herein and in the Plan for the sole purpose of collecting, holding, administering, distributing and liquidating, the Litigation Trust Assets in an expeditious but orderly manner for the benefit of the Litigation Trust Beneficiaries in accordance with Treasury Regulation section 301.7701-4(d), with no objective to continue or engage in the conduct of a trade or business, except, to the extent reasonably necessary to effectuate, and consistent with, the liquidating purpose of the Litigation Trust.

(b) Actions of Litigation Trustee. Subject to Section 3.6 hereof, the Litigation Trustee shall, in an expeditious but orderly manner, make timely distributions in accordance with Article 5 of this Agreement, and not unduly prolong the duration of the Litigation Trust. As set forth in Article 6 of this Agreement, the Litigation Trustee shall not have any liability for the outcome of any such distribution except for any damages caused by, respectively, either gross negligence, willful misconduct, fraud, or knowing violation of law.

(c) Relationship. This Litigation Trust Agreement is intended to create a trust and a trust relationship and to be governed and construed in all respects as a trust. The Litigation Trust is not intended to be, and shall not be deemed to be or treated as, a general partnership, limited partnership, joint venture, corporation, joint stock company or association, nor shall the Litigation Trustee or the Litigation Trust Beneficiaries for any purpose be, or be deemed to be or treated in any way whatsoever to be, liable or responsible hereunder as partners or joint ventures. The relationship of the Litigation Trust Beneficiaries to the Litigation Trust and the Litigation Trustee shall be solely that of beneficiaries of a trust and shall not be deemed a principal or agency relationship, and their rights shall be limited to those conferred upon them by this Litigation Trust Agreement.

1.5. Funding of the Litigation Trust.

The Litigation Trust shall be funded with the Litigation Trust Funding, subject to Section 3.1(c) hereof. Any failure or inability of the Litigation Trust to obtain funding will not affect the enforceability of the Litigation Trust. Notwithstanding anything to the contrary herein, (a) no portion of the GUC Recovery Pool shall be used to fund the Litigation Trust, and the GUC Recovery Pool shall be distributed, in its entirety, directly to Holders of Allowed Non-Lender GUC Claims; and (b) no portion of the Litigation Trust Funding, Professional Claim Reserve, or Admin/Priority Reserve shall constitute Litigation Trust Assets, and any excess Litigation Trust Funding, Professional Claim Reserve, or Admin/Priority reserve, if any, shall constitute Available Cash and shall be distributed pursuant to the Plan to the Holders of Allowed Prepetition Secured Lender Claims.

1.6. Conflict.

To the extent that there is a conflict between the provisions of the Litigation Trust Agreement, the Plan, and the Confirmation Order, the terms of the Confirmation Order shall control first, the terms of the Plan shall control second, and the terms of the Litigation Trust Agreement shall control third.

1.7. Appointment as Representative.

(a) Upon the Effective Date, the Litigation Trustee is appointed as the duly appointed representative of the Estates with respect to the Litigation Trust Assets, and, as such, upon such appointment, the Litigation Trustee succeeds to all of the rights and powers of a trustee in bankruptcy with respect to distribution of the Litigation Trust Assets for the benefit of the Litigation Trust Beneficiaries.

(b) The Litigation Trust shall be the Disbursing Agent in accordance with Section 5.5 hereof and Article VI of the Plan.

(c) The Litigation Trustee shall be the Debtors’ agent with respect to the determination of the Final Purchase Price under the Zinnia APA.

Article 2.

Litigation Trust Interests

2.1. Beneficial Interests in the Litigation Trust Assets.

The Holders of Allowed Non-Lender GUC Claims shall receive solely the beneficial interests in the Litigation Trust Assets as set forth in the Plan and subject to the terms herein.

2.2. Interests Beneficial Only.

The ownership of a beneficial interest in the Litigation Trust Assets shall not entitle any such holder to any title in or to the assets of the Litigation Trust as such (which title shall be vested in the Litigation Trust pursuant to Section 1.2 hereof) or to any right to call for a partition or division of the assets of the Litigation Trust or to require an accounting.

2.3. No Right to Accounting.

None of the Litigation Trust Beneficiaries, their successors, assigns or creditors, or any other Entity shall have any right to an accounting by the Litigation Trust or Litigation Trustee, and the Litigation Trustee shall not be obligated to provide any accounting to any Entity. Nothing in this Agreement is intended to require the Litigation Trustee at any time or for any purpose to file any accounting or seek approval of any court with respect to the administration of the Litigation Trust or as a condition for making any advance, payment or distribution out of the Litigation Trust Assets.

2.4. No Standing.

None of the Litigation Trust Beneficiaries shall have standing to direct or to seek to direct the Litigation Trust or Litigation Trustee to do or not to do any act or to institute any action or proceeding at law or in equity against any person upon or with respect to the Litigation Trust Assets.

2.5. Evidence of Beneficial Interest.

Ownership of a Litigation Trust Interest shall not be evidenced by any certificate, security, or receipt or in any other form or manner whatsoever, except as maintained on the books and records of the Litigation Trust by the Litigation Trustee.

2.6. Securities Law Registration.

It is intended that the Litigation Trust Interests shall not constitute “securities” and none of the Litigation Trust Interests shall be certificated. However, if it should be determined that interests in the Litigation Trust constitute “securities,” the exemption provisions of section 1145 of the Bankruptcy Code will apply to the interests in the Litigation Trust. If the Litigation Trustee determines, with the advice of counsel, that the Litigation Trust is required to comply with registration and reporting requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or the Investment Company Act of 1940, as amended (the “Investment Company Act”), then the Litigation Trustee shall take any and all actions to comply with such registration and reporting requirements, if any, and file periodic reports with the Securities and Exchange Commission (the “SEC”). Notwithstanding the foregoing procedure, nothing herein shall be deemed to preclude the Litigation Trustee from amending this Litigation Trust Agreement to make such changes as are deemed necessary or appropriate by the Litigation Trustee, with the advice of counsel, to ensure that the Litigation Trust is not subject to registration or reporting requirements of the Exchange Act, or the Investment Company Act.

2.7. Single Satisfaction of Allowed Claims From Litigation Trust.

Notwithstanding anything to the contrary herein, in no event shall Litigation Trust Beneficiaries recover more than the full amount of their Allowed Claims from the Litigation Trust.

Article 3.

Litigation Trustee

3.1. Funding and Payment of Litigation Trust Expenses.

(a) The Litigation Trustee shall use the Litigation Trust Funding to pay the Litigation Trust Expenses incurred or expected to be incurred. The Litigation Trust shall, in the ordinary course of business and without the necessity of any approval by the Bankruptcy Court, pay the Litigation Trust Expenses, including but not limited to reasonable fees and expenses of the Litigation Trustee and the fees and expenses of any professionals retained by the Litigation Trust, from the Litigation Trust Funding. The Post-Effective Date Debtors shall not be responsible for any costs, fees, or expenses of the Litigation Trust.

(b) From and after the Effective Date, payment of the Litigation Trust Expenses shall be deemed to be made solely from the Litigation Trust Funding.

(c) To the extent there is any excess Litigation Trust Funding, Professional Claim Reserve, or Admin/Priority Reserve following the discharge or dissolution of the Litigation Trust in accordance with Article 7 hereof or otherwise, such amounts shall be distributed to Regions Bank for further distribution to the Holders of Claims in Class 3 as Available Cash in accordance with the Plan.

(d) The Litigation Trustee shall provide Regions Bank every quarter after the Effective Date, an operating report with financials, including, without limitation, bank account balances, transaction details of each bank account and entity, and any other information that is reasonably requested by Regions Bank or its advisors. The Litigation Trustee shall reasonably communicate with Regions Bank regarding the operations of the Litigation Trust.

3.2. Distributions to Litigation Trust Beneficiaries.

The Litigation Trustee shall distribute the Litigation Trust Assets to the Litigation Trust Beneficiaries in accordance with the provisions of Article 5 hereof and the Plan.

3.3. Tenure, Removal, and Replacement of Litigation Trustee.

(a) The Litigation Trustee shall serve until (i) resignation and the appointment of a successor pursuant to subsection (b) below, or (ii) death.

(b) In the event that the Litigation Trustee resigns or is no longer available for any reason, the Litigation Trustee shall designate, in consultation with Regions Bank and the Creditors’ Committee (to the extent it has not been dissolved), another person to serve as successor Litigation Trustee within thirty (30) days of such event, as such time may be extended for cause. Such resignation shall become effective on the appointment of a successor Litigation Trustee as provided herein and the acceptance by such successor of the appointment. If the Litigation Trustee is no longer available and unable to designate a successor, or if a successor Litigation Trustee is not appointed pursuant to this Agreement within thirty (30) days following delivery of notice of resignation, Regions Bank or the resigning Litigation Trustee may file a motion with the Bankruptcy Court, upon notice and hearing, for the appointment of a successor Litigation Trustee.

(c) Any successor Litigation Trustee must be a “United States person” within the meaning of Section 7701(a)(30) of the IRC.

(d) Immediately upon the appointment of any successor Litigation Trustee, all rights, powers, duties, authority, and privileges of the predecessor Litigation Trustee under this Agreement and the Plan shall be vested in and undertaken by the successor Litigation Trustee without any further act. The successor Litigation Trustee shall not be responsible for any act or omission of the predecessor Litigation Trustee.

(e) Upon the appointment of a successor Litigation Trustee, the predecessor Litigation Trustee (or the duly appointed legal representative of a deceased Litigation Trustee) shall, if applicable, when requested in writing by the successor Litigation Trustee, execute and deliver an instrument or instruments conveying and transferring to such successor Litigation Trustee upon the trust herein expressed, without recourse to the predecessor Litigation Trustee, all the estates, properties, rights, powers and trusts of such predecessor Litigation Trustee, and shall duly assign, transfer, and deliver to such successor Litigation Trustee all property and money held hereunder, and all other assets and documents relating to the Litigation Trust, the Litigation Trust Assets, or the Litigation Trust Interests then in his or her possession and held hereunder.

(f) The appointment of a successor Litigation Trustee will be evidenced by the filing with the Bankruptcy Court of a notice of appointment, which notice will include the name, address, and telephone number of the successor Litigation Trustee.

(g) Without limiting the generality of the foregoing, in the event of any dispute over removal or selection of the Litigation Trustee, including whether or not cause exists, or any other dispute over the terms of this Agreement or the Litigation Trustee’s performance hereunder, the Litigation Trustee or any party in interest may request the guidance and order of the Bankruptcy Court.

3.4. Acceptance of Appointment by Successor Litigation Trustee.

Any successor Litigation Trustee appointed hereunder shall execute an instrument accepting such appointment and assuming all of the obligations of the predecessor Litigation Trustee hereunder and thereupon the successor Litigation Trustee shall, without any further act, become vested with all the estates, properties, rights, powers, trusts, and duties of its predecessor in the Litigation Trust hereunder with like effect as if originally named herein.

3.5. Role of the Litigation Trustee.

In furtherance of and consistent with the purpose of the Litigation Trust, the Litigation Trustee shall have the power to perform the functions and take the actions provided or permitted in this Litigation Trust Agreement, subject to the terms and conditions contained herein. In all circumstances, the Litigation Trustee shall act in the best interests of all the Litigation Trust Beneficiaries and in furtherance of the purpose of the Litigation Trust.

3.6. Power, Authority, and Responsibility of Litigation Trustee.

(a) Subject to any limitations contained herein, in the Plan, or the Confirmation Order, the Litigation Trustee shall have the following powers, authorities, and responsibilities on behalf of the Litigation Trust:

(i)

hold legal title to any and all rights of the holders of the Litigation Trust Interests in or arising from the Litigation Trust Assets, including, without limitation, collecting and receiving any and all money and other property belonging to the Litigation Trust;

(ii)

protect and enforce the rights to the Litigation Trust Assets by any method deemed reasonably appropriate including, without limitation, by judicial proceedings or pursuant to any applicable bankruptcy, insolvency, moratorium or similar law and general principles of equity;

(iii)

without the need for Bankruptcy Court approval (unless otherwise indicated herein or in the Plan) and except to the extent Claims have been Allowed or are otherwise not subject to challenge, to investigate, object to, subordinate, compromise, estimate, prosecute, allow, or settle any and all Disputed Claims against the Debtors, including in accordance with Section 3.7 herein;

(iv)

determine, resolve and otherwise adjudicate all contingent, unliquidated, and Disputed Claims in the Bankruptcy Court and at any time request that the Bankruptcy Court estimate any contingent, unliquidated, or Disputed Claim pursuant to Section 502(c) of the Bankruptcy Code regardless of whether the Debtors previously objected to such Claim;

(v)

obtain reasonable insurance coverage with respect to the liabilities and obligations of the Litigation Trustee under this Litigation Trust Agreement (in the form of an errors and omissions policy or otherwise), if the Litigation Trustee determines that such insurance coverage is appropriate;

(vi)

obtain insurance coverage with respect to real and personal property, if any, that may become assets of the Litigation Trust if the Litigation Trustee determines in good faith that such insurance coverage is appropriate;

(vii)

retain, without Bankruptcy Court approval, and pay out of the Litigation Trust Funding, reasonable compensation for services rendered and reasonable and documented out-of-pocket expenses incurred by such counsel, advisors, professionals, or other third-parties to assist with the administration of the Litigation Trust;[1]

(viii)	subject to Section 1.2(f) hereof, assert or waive any privilege or any defense on behalf of the Litigation Trust or the Debtors, as applicable, with respect to the Litigation Trust Assets;

(ix)

open and maintain bank and other deposit accounts, escrows and other accounts, calculate and implement distributions to the Litigation Trust Beneficiaries and Holders of Claims as provided for or contemplated by the Plan, and take other actions consistent with the Plan and the implementation thereof, including the establishment, re-evaluation, adjustment and maintenance of appropriate reserves (including, but not limited to, the Litigation Trust Funding);

[1]

The Litigation Trustee may retain professionals and advisors previously retained by the Debtors, the Creditors’ Committee, or any other party in interest in the Chapter 11 Cases, including AlixPartners LLP and FTI Consulting LLP.

(x)	establish and maintain a reserve for Disputed Claims in accordance with the Plan (the “Disputed Reserve”);

(xi)

for U.S. federal income tax purposes (and, to the extent permitted by law, for state and local income tax purposes), (A) make an election pursuant to United States Treasury Regulation Section 1.468B-9 to treat the Disputed Reserve as a “disputed ownership fund” within the meaning of that section, (B) allocate taxable income or loss to the Disputed Reserve with respect to any given taxable year (but only for the portion of the taxable year with respect to which such Claims are Disputed Claims), and (C) distribute assets from the Disputed Reserve as, when, and to the extent, such Disputed Claims either become Allowed or are otherwise resolved;

(xii)	distribute information statements as required for U.S. federal income tax and other applicable tax purposes;

(xiii)

cause the Litigation Trust to withhold from the amount distributable to any Person the maximum amount needed to pay any tax or other charge that the Litigation Trustee has determined, based upon the advice of its agents and/or professionals, may be required to be withheld from such distribution under the income tax or other laws of the United States or of any state or political subdivision thereof;

(xiv)

cause the Litigation Trust to make all tax withholdings, file tax information returns, file and prosecute tax refund claims, make tax elections by and on behalf of the Litigation Trust (except as would conflict with the treatment of the Litigation Trust as a liquidating trust or with the tax treatment of a Disputed Ownership Fund), and file tax returns for the Litigation Trust as a grantor trust under Sections 671-679 et seq. of the IRC and Treasury Regulation section 1.671-4 pursuant to and in accordance with the Plan, the Confirmation Order, and this Agreement, and pay taxes, if any, payable for and on behalf of the Litigation Trust, any Disputed Ownership Fund, and any Disputed Reserve, to be paid exclusively out of the Litigation Trust Assets; provided, however, that nothing contained herein shall provide the Litigation Trustee with authority or responsibility to file any tax returns for the Debtors’ estates, nor shall the Litigation Trust or the Litigation Trustee have any responsibility or liability in any capacity whatsoever for the filing of Debtors’ income tax returns for any period either prior to or after the Effective Date;

(xv)

cause the Litigation Trust to abandon or donate to a qualified section 501(c)(3) of the IRC charitable organization any Litigation Trust Assets that the Litigation Trustee determines to be too impractical to distribute to Litigation Trust Beneficiaries or of inconsequential value to the Litigation Trust and Litigation Trust Beneficiaries;

(xvi)

cause the Litigation Trust to send annually to Litigation Trust Beneficiaries, in accordance with the tax laws, a separate statement stating a Litigation Trust Beneficiary’s interest in the Litigation Trust and its share of the Litigation Trust’s income, gain, loss, deduction or credit, and to instruct all such Beneficiaries to report such items on their federal tax returns;

(xvii)

invest the Litigation Trust Assets in accordance with Section 3.15 hereof, incur obligations for reasonable and necessary expenses in liquidating and converting the Litigation Trust Assets to Cash, and pay taxes and other obligations owed by the Litigation Trust, including U.S. Trustee Fees (as defined below); provided, however, that such actions are consistent with the Litigation Trust’s status as a liquidating trust within the meaning of United States Treasury Regulation Section 301.7701-4(d);

(xviii)

take or refrain from taking any and all other actions that the Litigation Trustee reasonably deems necessary or convenient for the continuation, protection and maximization of the Litigation Trust Assets or to carry out the purposes hereof;

(xix)	make distributions to the Litigation Trust Beneficiaries and in accordance with Article 5 hereof;

(xx)	pay all lawful expenses, debts, charges, taxes, and liabilities of the Debtors and their Estates in accordance with this Agreement, the Plan, and the Confirmation Order;

(xxi)	make distributions to Professionals for Allowed Professional Claims from the Professional Claim Reserve;[2]

(xxii)	make distributions to Holders of Allowed Claims in accordance with the terms of the Plan;[3]

(xxiii)	file post-confirmation and post-Effective Date reports and pay statutory fees on behalf of the Litigation Trust as and when they become due;[4]

[2]

After all Professional Fee Claims have been satisfied, any remaining Professional Claim Reserve shall constitute Available Cash to be distributed to Regions Bank for further distribution to the Holders of Prepetition Secured Lender Claims pursuant to Article III.B.3 of the Plan.

[3]

Any remaining Admin/Priority Reserve shall constitute Available Cash to be distributed to Regions Bank for further distribution to the Holders of Prepetition Secured Lender Claims pursuant to Article III.B.3 of the Plan.

[4]

Pursuant to the Plan, if a final decree has not been entered and the Chapter 11 Cases closed solely as a result of the Litigation Trust’s ongoing activities, then any quarterly fees to the extent, and in the amounts required to be paid under 28 U.S.C. § 1930(a)(6) (including interest under 31 U.S.C. § 3717) to the U.S. Trustee shall be paid by the Litigation Trust, and quarterly fees shall be payable by the Litigation Trust for any case that is reopened solely as a result of the Litigation Trust’s ongoing activities(all such fees, the “U.S. Trustee Fees”); provided, that so long as the Litigation Trust is required to make these payments, the Litigation Trust shall file with the Bankruptcy Court quarterly reports in the form specified by the U.S. Trustee for that purpose.

(xxiv)	serve as the Debtors’ agent with respect to the determination of the Final Purchase Price under the Zinnia APA, as provided for in the Plan Supplement and subject to Section 3.16 hereof;

(xxv)

coordinate, cooperate, and communicate with Regions Bank in accordance with that certain Assignment of Claims Agreement by and between Ebix, Inc. and Regions Bank dated as of or around the Effective Date;

(xxvi)	take all actions reasonably necessary to close the Chapter 11 Cases and wind down the Litigation Trust; and

(xxvii)	exercise all other powers and authorities of the Litigation Trustee provided for under the Plan and this Agreement.

3.7. Responsibility for Administration of Claims.

From and after the Effective Date, the Litigation Trust may, in accordance with the Plan, administer and pay Plan Distributions provided for under the Plan to the Holders of Allowed Professional Claims, Allowed General Administrative Claims, Allowed Priority Tax Claims, Allowed Other Secured Claims, Allowed Other Priority Claims, Allowed Prepetition Secured Lender Claims, and Allowed General Unsecured Claims.

Except as expressly provided otherwise herein or the Plan, and except to the extent the applicable Claims have been previously Allowed prior to the Effective Date, the Litigation Trust may (1) file, withdraw, or litigate to judgement, objections to Claims; (2) object to, seek to subordinate, compromise, or settle any Claims in accordance with the Plan, without any further notice to or action, order or approval by the Court; and (3) administer and adjust the Claims register to reflect any such settlements or compromises or other payments without any further notice to or action, order, or approval by the Court, in each case. The Litigation Trust shall be entitled to assert all of the Debtors’ and the Estates rights under, without limitation, section 558 of the Bankruptcy Code. The Litigation Trust may also seek estimation of any Claims under and subject to section 502(c) of the Bankruptcy Code.

3.8. Limitation of Litigation Trustee’s Authority.

The Litigation Trustee shall, on behalf of the Litigation Trust, hold the Litigation Trust out as a trust in the process of liquidation and not as an investment company. Notwithstanding anything herein to the contrary, the Litigation Trustee shall not (i) be authorized to engage in any trade or business, (ii) take such actions inconsistent with the orderly liquidation of the assets of the Litigation Trust as are required or contemplated by applicable law, the Plan, the Confirmation Order, and this Litigation Trust Agreement, or (iii) be authorized to engage in any investments or activities inconsistent with the treatment of the Litigation Trust as a liquidating trust within the meaning of Treasury Regulation Section 301.7701-4(d) and in accordance with Rev. Proc. 94-45, 1994-2 C.B. 684.

3.9. Cooperation of the Post-Effective Date Debtors.

The Post-Effective Date Debtors shall reasonably cooperate with the Litigation Trust, the Litigation Trustee, and their agents and representatives in the administration of the Litigation Trust, including, providing reasonable access to books and records (including emails) and current employees and officers, including for interviews, deposition, or testimony, with respect to (i) contesting, settling, compromising, reconciling, and objecting to Claims and (ii) administering the Litigation Trust (collectively, the “Trust Responsibilities”) and in each case, the Litigation Trust shall reimburse reasonable out-of-pocket expenses incurred in connection with such cooperation. The Post-Effective Date Debtors shall take all reasonable efforts to assist the Litigation Trust with the Trust Responsibilities and the Litigation Trust may enter into agreements with the Post-Effective Date Debtors in order to obtain information from the Post-Effective Date Debtors on a confidential basis, without being restricted by or waiving any applicable work product, attorney-client, or other privilege. The Litigation Trust’s receipt of documents, information, or communications from the Post-Effective Date Debtors shall not constitute a waiver of any privilege. The Litigation Trust shall not be responsible for legal fees, if any, incurred by the Post-Effective Date Debtors in fulfilling its obligations under this Section 3.9.

3.10. Books and Records.

On or promptly after the Effective Date, the Post-Effective Date Debtors shall transfer or make available to the Litigation Trust copies of all of the Debtors’ books and records and all other documents, data, and communications related to the Litigation Trust Assets, as well as any information reasonably requested by the Litigation Trust, including on account of any Claims, including those maintained in electronic format and original documents as well as emails (collectively, the “Subject Books and Records”). The Subject Books and Records shall be maintained as reasonably necessary to facilitate compliance with tax and other reporting requirements, and the Litigation Trustee shall not use any of the Subject Books and Records for any purpose other than to fulfill its duties under the Plan and this Litigation Trust Agreement. In addition, to the extent not prohibited by applicable law, the Post-Effective Date Debtors shall provide or cause to be provided to the Litigation Trustee a general, summary description of the Subject Books and Records that the Post-Effective Date Debtors are turning over to the Litigation Trustee, and any existing index thereof.

3.11. Inquiries into Litigation Trustee’s Authority.

Except as otherwise set forth in the Litigation Trust Agreement, no Entity dealing with the Litigation Trust shall be obligated to inquire into the authority of the Litigation Trustee in connection with the protection, conservation, or disposition of the Litigation Trust Assets.

3.12. Compliance with Laws.

Any and all distributions of assets of the Litigation Trust and proceeds of borrowings, if any, shall be in compliance with applicable laws, including, without limitation, applicable federal and state securities laws.

3.13. Compensation of Litigation Trustee.

The Litigation Trustee shall be reimbursed for reasonable costs and expenses incurred in accordance with his or her duties and compensated in accordance with the compensation schedule attached hereto as Exhibit 1 (the “Trustee Compensation Schedule”).

3.14. Reliance by Litigation Trustee.

(a) The Litigation Trustee may rely, and shall be protected in acting upon, any resolution, certificate, statement, instrument, opinion, report, notice, request, consent, order, or other paper or document believed by the Litigation Trustee to be genuine and to have been signed or presented by the proper party or parties; and

(b) Entities dealing with the Litigation Trustee shall look only to the Litigation Trust Assets to satisfy any liability incurred by the Litigation Trust or the Litigation Trustee to such Entities in carrying out the terms of this Litigation Trust Agreement, and the Litigation Trustee shall not have any personal obligation to satisfy any such liability.

3.15. Investment and Safekeeping of Litigation Trust Assets.

The Litigation Trustee may invest all Litigation Trust Assets only in cash, cash equivalents, U.S. Treasury securities, money market investments, and similar investments; provided, however, that the scope of any such permissible investments shall be limited to include only those investments, or shall be expanded to include any additional investments, as the case may be, that a liquidating trust within the meaning of Treasury Regulation Section 301.7701-4(d) may be permitted to hold, pursuant to the Treasury Regulations, or any modification in the guidelines of the IRS, whether set forth in IRS rulings, other IRS pronouncements or otherwise.

3.16. Determination of the Final Purchase Price under the Zinnia APA

The Litigation Trustee shall act as the Debtors’ agent with respect to the determination of the Final Purchase Price, including with respect to pursuit of resolution of any dispute related thereto. The Zinnia COAs (as defined in the Plan Supplement) shall not constitute Litigation Trust Assets, and, to the extent the Final Purchase Price exceeds the amount already paid by Zinnia to the Debtors in accordance with the Zinnia APA, such proceeds constitute Available Cash pursuant to the Plan and shall be distributed pursuant to the Plan to the Holders of Allowed Prepetition Secured Lender Claims. The Litigation Trustee shall coordinate, cooperate, and communicate with Regions Bank in connection with the determination of the Final Purchase Price under the Zinnia APA, and final resolution of the Final Purchase Price shall be subject to the consent of Regions Bank acting on behalf of the Holders of Allowed Prepetition Secured Lender Claims.

Article 4.

Tax Matters

4.1. Tax Reporting.

(a) Subject to definitive guidance from the IRS or a court of competent jurisdiction to the contrary (including receipt by the Litigation Trustee of a private letter ruling, or the receipt of an adverse determination by the IRS upon audit), the Litigation Trust shall be treated as a “liquidating trust” within the meaning of Treasury Regulation Section 301.7701-4(d) and in compliance with Revenue Procedure 94-45, 1994-2 C.B. 684, and, thus, subject to the DOF Election (as defined herein), as a “grantor trust” within the meaning of Sections 671 through 679 of the IRC, and all parties to the Litigation Trust (including, without limitation, the Litigation Trustee, the Debtors, the Post-Effective Date Debtors, and the Litigation Trust Beneficiaries) shall report consistently therewith for U.S. federal income tax purposes. Accordingly, for U.S. federal income tax purposes, the Litigation Trust Assets shall be treated by all parties as having been distributed (subject to any obligations relating to such assets) by the Debtors to the Litigation Trust Beneficiaries pursuant to the Plan followed by the transfer by the Litigation Trust Beneficiaries to the Litigation Trust of the Litigation Trust Assets in exchange for the beneficial interests in the Litigation Trust. Accordingly, the Litigation Trust Beneficiaries shall be treated for U.S. federal income tax purposes as the grantors and owners of their respective share of the Litigation Trust Assets. The foregoing treatment shall also apply, to the extent permitted by applicable law, for state and local tax purposes.

(b) As soon as practicable after the Effective Date, (i) the Litigation Trustee shall determine the fair market value as of the Effective Date of all Litigation Trust Assets, and such determined fair market value shall be used consistently by all parties to the Litigation Trust Agreement for all U.S. federal income tax purposes, and (ii) the Litigation Trustee shall make such valuation available from time to time to all parties to the Litigation Trust Agreement, to the extent relevant to such parties for tax purposes.

(c) The Litigation Trustee shall file tax returns for the Litigation Trust as a grantor trust pursuant to Treasury Regulation Section 1.671-4(a) and in accordance with this Article 4. The Litigation Trustee shall, in its discretion, make any applicable tax elections on behalf of the Litigation Trust. The Litigation Trustee shall annually send to each Litigation Trust Beneficiary a separate statement setting forth such Litigation Trust Beneficiary’s share of items of income, gain, loss, deduction, or credit, in accordance with applicable Treasury Regulations and Rev. Proc. 94-45, 1994-2 C.B. 684, timely file (or cause to be timely filed) any other statements, returns (including any information returns) or disclosures relating to the Litigation Trust that is required by any governmental authority or applicable law, and timely pay taxes, if any, properly payable by the Litigation Trust.

(d) Subject to definitive guidance from the IRS or a court of competent jurisdiction to the contrary (including the receipt by the Litigation Trustee of a private letter ruling if the Litigation Trustee so requests one, or adverse determination by the IRS upon audit), the Litigation Trustee, with the consent of the Prepetition Lenders (which consent shall not be unreasonably withheld or delayed), may (i) timely elect to treat any Litigation Trust Assets allocable to, or retained on account of, the Disputed Reserve, as a Disputed Ownership Fund governed by Treasury Regulation Section 1.468B-9 (and make any appropriate elections (a “DOF Election”) unless, as of the date by which the Litigation Trustee must, if necessary, make the DOF Election pursuant to Treasury Regulation Section 1.468B-9 (the “Trust Election Date”), either all of the Litigation Trust Assets have been distributed to the holders of the Litigation Trust Interests or the percentage of the Litigation Trust Assets distributable to each holder of the Litigation Trust Interests has become fixed and determinable, and (ii) to the extent permitted by applicable law, report consistently with the foregoing for state and local income tax purposes. If a DOF Election is made, all parties (including the Debtors and the Estates, holders of Litigation Trust Interests and the Litigation Trustee) shall report for United States federal, state, and local income tax purposes consistently with the foregoing. As to any assets allocable to, or retained on account of, Disputed Claims, all distributions shall be net of any expenses, including taxes, relating to the retention or disposition of such assets, and the Litigation Trustee shall be responsible for payment, solely out of the assets of such retained assets, of any taxes imposed on or in respect of such assets. All parties (including, without limitation, the Debtors, the Post-Effective Date Debtors, the Litigation Trustee and the holders of Litigation Trust Interests) will be required to report for tax purposes consistently with the foregoing.

(e) The Litigation Trustee may request an expedited determination of taxes of the Litigation Trust under Section 505(b) of the Bankruptcy Code for all tax returns filed for, or on behalf of, the Litigation Trust for all taxable periods through the dissolution of the Litigation Trust.

4.2. Trust Taxable Income; Allocations.

(a) Subject to Section 4.2(c) hereof, all Litigation Trust earnings shall be taxable to the Litigation Trust Beneficiaries.

(b) Subject to Section 4.2(c) hereof, allocations of Litigation Trust taxable income shall be determined by reference to the manner in which an amount of cash equal to such taxable income would be distributed if, immediately prior to such deemed distribution, the Litigation Trust had distributed all of its other assets (valued for this purpose at their tax book value) to the Litigation Trust Beneficiaries, taking into account all prior and concurrent distributions from the Litigation Trust (including all distributions held in the Disputed Reserve). Similarly, taxable loss of the Litigation Trust will be allocated by reference to the manner in which an economic loss would be borne immediately after a liquidating distribution of the Litigation Trust. The tax book value of the Litigation Trust Assets for this purpose shall equal their fair market value upon the Effective Date, adjusted in either case in accordance with tax accounting principles prescribed by the IRC, the Treasury Regulations and other applicable administrative and judicial authorities and pronouncements.

(c) The Litigation Trustee shall be responsible for causing the Litigation Trust to pay, out of the Litigation Trust Assets, any taxes imposed on the Litigation Trust or its assets, including the Disputed Reserve (in the latter instance, first out of any Cash allocable to, or retained on account of, the Disputed Claim to which such tax relates), including any income that may arise upon the distribution of the assets from the Disputed Reserve. In the event, and to the extent, any Cash retained on account of a Disputed Claim is insufficient to pay the portion of any such taxes attributable to the taxable income arising from the assets allocable to, or retained on account of such Claim such that such portion of the taxes is paid (in whole or in part) from other available Cash, such other Cash sources shall be (i) reimbursed from any subsequent Cash amounts retained on account of such Claim, or (ii) to the extent such Claim has subsequently been resolved, deducted from any amounts otherwise distributable by the Litigation Trustee as a result of the resolution of such Claim.

4.3. Withholding.

The Litigation Trustee may withhold and pay to the appropriate taxing authority all amounts required to be withheld pursuant to the IRC or any provision of any foreign, state, or local tax law with respect to any payment or distribution by the Litigation Trust to or any amounts received or earned by the Litigation Trust distributable or allocable to the Litigation Trust Beneficiaries (including beneficiaries that are not “United States persons” within the meaning of Section 7701(a)(30) of the IRC). The Litigation Trustee may effect any withholding with respect to a Litigation Trust Beneficiary by reducing the amount currently or subsequently distributable to such beneficiary by the amount withheld. All such amounts withheld from distributions and paid to the appropriate taxing authority shall be treated as amounts distributed to such Litigation Trust Beneficiaries for all purposes of this Litigation Trust Agreement.

4.4. Exemption from Certain Transfer Taxes.

To the maximum extent provided by Section 1146(a) of the Bankruptcy Code, any post-Confirmation sale by any Debtor, or any transfer from any Entity pursuant to, in contemplation of, or in connection with the Plan or pursuant to: (i) the issuance, distribution, transfer, or exchange of any debt, equity security, or other interest in the Debtors; or (ii) the making, delivery, or recording of any deed or other instrument of transfer under, in furtherance of, or in connection with, the Plan, including any deeds, bills of sale, assignments, or other instruments of transfer executed in connection with any transaction arising out of, contemplated by, or in any way related to the Plan, shall not be subject to any document recording tax, stamp tax, conveyance fee, intangibles, or similar tax, mortgage tax, real estate transfer tax, mortgage recording tax, Uniform Commercial Code, or similar filing or recording fee, or other similar tax or governmental assessment, in each case to the extent permitted by applicable bankruptcy law, and the appropriate federal, state, provincial, or local government officials or agents shall forego collection of any such tax or governmental assessment and accept for filing and recordation any of the foregoing instruments or other documents without the payment of any such tax or governmental assessment.

Article 5.

Distributions

5.1. Allocation of Litigation Trust Assets.

Subject to Section 5.3 hereof, any Litigation Trust Assets shall be shared and distributed to the Litigation Trust Beneficiaries. After all Litigation Trust Expenses have been satisfied and all duties and responsibilities of the Litigation Trustee have been fully performed, any remaining Litigation Trust Funding shall constitute Available Cash to be distributed to Holders of Prepetition Secured Lender Claims pursuant to Article III.B.3 of the Plan.

5.2. Distribution Record Date.

On the Distribution Record Date, the Claims Register shall be closed and the Litigation Trustee shall instead be authorized and entitled to recognize only those record Holders listed on the Claims Register as of the close of business on the Distribution Record Date. If a Claim, other than one based on a publicly traded security, is transferred twenty (20) or fewer days before the Distribution Record Date, the Litigation Trustee shall make distributions to the transferee only to the extent practical and, in any event, only if the relevant transfer form contains an unconditional and explicit certification and waiver of any objection to the transfer by the transferor.

5.3. Limitation on Transferability.

After the Effective Date, no holder of a Litigation Trust Interest may sell, transfer, encumber, pledge or assign all or any part of its Litigation Trust Interest unless such holder and the applicable counterparty acknowledge in writing that any Plan Distribution on account of such Litigation Trust Interest shall be paid or distributed by the Litigation Trustee to the holder of such Litigation Trust Interest on the Distribution Date. Any purported sale, transfer, encumbrance, pledge or assignment by a holder of a Litigation Trust Interest in violation of this Section 5.3 shall be null and void.

5.4. Date of Distributions.

The Litigation Trustee shall from time to time determine in its reasonable sole discretion distribution dates of Litigation Trust Assets; provided, that the Litigation Trust shall retain such amounts permitted under Section 3.1(a) hereof. Subject to and in accordance with Section 4.3 hereof, the Litigation Trustee may withhold from amounts distributable to any Entity any and all amounts, determined in the Litigation Trustee’s reasonable sole discretion, to be required by any law, regulation, rule, ruling, directive or other governmental requirement; provided that the Litigation Trustee shall not be required to make a distribution if the aggregate, net amount of unrestricted Cash available for distribution is sufficiently small in amount as to make the distribution impracticable as reasonably determined by the Litigation Trustee.

5.5. Disbursing Agent.

The Litigation Trust, or its duly appointed agent or designee, shall be the Disbursing Agent for all distributions to be made under this Litigation Trust Agreement.

5.6. Delivery of Distributions.

In the event that any distribution to any Litigation Trust Beneficiary is returned as undeliverable, no further distributions shall be made to such holder or such permitted designee unless and until the Litigation Trustee has determined such holder’s or permitted designee’s, as applicable, then-current address, at which time all currently-due, missed distributions shall be made to such holder as soon as reasonably practicable thereafter without interest.

5.7. Unclaimed Property.

A distribution will be considered “undeliverable” if the Litigation Trust cannot deliver the distribution by check or wire, and the intended Litigation Trust Beneficiary has not provided an alternative means of distribution despite adequate notice by the Litigation Trust. Undeliverable distributions or unclaimed distributions to Litigation Trust Beneficiaries shall remain in the possession of the Litigation Trust, until such time as a distribution becomes deliverable or such Litigation Trust Beneficiary accepts distribution, or such distribution reverts back to the Litigation Trust, and shall not be supplemented with any interest, dividends, or other accruals of any kind. Such distributions shall be deemed unclaimed property under Section 347(b) of the Bankruptcy

Code at the expiration of one year from the Effective Date. After such date all unclaimed property or interest in property shall revert to the Litigation Trust automatically and without need for a further order by the Bankruptcy Court (notwithstanding any applicable federal, provincial or state escheat, abandoned, or unclaimed property laws to the contrary) and the Claim and Litigation Trust Interests of any other holder to such property or interest in property shall be discharged and forever barred.

5.8. Time Bar to Cash Payments.

Checks issued by the Litigation Trust to Litigation Trust Beneficiaries shall be null and void if not negotiated within ninenty (90) days after the date of issuance thereof. Thereafter, the amount represented by such voided check shall irrevocably revert to the Litigation Trust and any Claim on account of the Litigation Trust Interest in respect of such voided check shall be discharged and forever barred, notwithstanding any federal or state escheat laws to the contrary. Requests for re-issuance of any check shall be made to the Litigation Trustee by the Litigation Trust Beneficiary to whom such check was originally issued.

5.9. Manner of Payment or Distribution.

All distributions made by the Litigation Trust to or for the benefit of the holders of Litigation Trust Interests shall be payable in Cash to the holders of Litigation Trust Interests of record on the Distribution Record Date; provided that the distribution on account of a transferred Litigation Trust Interest shall be made in accordance with Section 5.3 hereof. The Litigation Trustee shall distribute such cash by wire, check, or such other method as the Litigation Trustee deems appropriate under the circumstances.

5.10. Minimum Cash Distributions.

The Litigation Trust shall not be required to make any distribution of Cash less than fifty dollars ($50) to any Litigation Trust Beneficiary; provided that if no distribution is made to a Litigation Trust Beneficiary pursuant to this section, the amount of such distribution shall be added to any subsequent distribution(s) to such holder on account of such Litigation Trust Interest until the distribution such holder is entitled to is $50 or higher.

5.11. Setoffs and Recoupments.

Except as expressly provided in the Plan, the Litigation Trust may, pursuant to section 553 of the Bankruptcy Code, set off and/or recoup against any Plan Distributions to be made on account of any Litigation Trust Interest, any and all claims, rights, and Causes of Action that the Litigation Trust may hold against the holder of such Litigation Trust Interest to the extent such setoff or recoupment is either (1) agreed in amount among the Litigation Trust and the applicable Litigation Trust Beneficiary; or (2) otherwise adjudicated by the Bankruptcy Court or another court of competent jurisdiction; provided, however, that neither the failure to effectuate a setoff or recoupment nor the allowance of any Claim shall constitute a waiver or release by the Litigation Trust of any and all claims, rights, and Causes of Action that the Litigation Trust may possess against the applicable Litigation Trust Beneficiary. In no event shall any Litigation Trust Beneficiary be entitled to recoup the applicable Litigation Trust Interest against any claim, right, or Cause of Action of the Litigation Trustee unless such Litigation Trust Beneficiary actually has performed such recoupment and provided notice thereof in writing in accordance with Section 9.6 herein on or before the Effective Date, notwithstanding any indication in any Proof of Claim or otherwise that such Litigation Trust Beneficiary asserts, has, or intends to preserve any right of recoupment.

5.12. Withholding and Reporting Requirements.

(a) In connection with the Plan, any party issuing any instrument or making any distribution described in the Plan shall comply with all applicable withholding and reporting requirements imposed by any federal, state, or local taxing authority, and all distributions pursuant to the Plan and all related agreements shall be subject to any such withholding or reporting requirements. In the case of a non-Cash distribution that is subject to withholding, the distributing party may withhold an appropriate portion of such distributed property and either (i) sell such withheld property to generate Cash necessary to pay over the withholding tax (or reimburse the distributing party for any advance payment of the withholding tax), or (ii) pay the withholding tax using its own funds and retain such withheld property. Any amounts withheld pursuant to the preceding sentence shall be deemed to have been distributed to and received by the applicable recipient for all purposes of the Plan. Notwithstanding the foregoing, any Entity that receives a distribution hereunder shall have responsibility for any taxes imposed by any governmental unit, including, without limitation, income, withholding, and other taxes, on account of such distribution. The Litigation Trustee shall have the right, but not the obligation, to not make a distribution until such recipient has made arrangements satisfactory to such issuing or disbursing party for payment of any such tax obligations. The Litigation Trustee reserves the right to allocate all distributions made under this Agreement in compliance with all applicable wage garnishments, alimony, child support, and other spousal awards, Liens, and encumbrances.

(b) Any party entitled to receive any property as an issuance or distribution hereunder shall, upon request, deliver to the Litigation Trust any tax information the Litigation Trustee deems necessary, including an appropriate IRS Form W-9 or (if the payee is a foreign Entity) IRS Form W-8. If such request is made by the Litigation Trustee and the holder fails to comply before the earlier of (i) the date that is one hundred and eighty (180) days after the request is made and (ii) the date that is one hundred and eighty (180) days after the date of distribution, the amount of such distribution shall irrevocably revert to the applicable Litigation Trust and any Claim or Litigation Trust Interest in respect of such distribution shall be discharged and forever barred from assertion against the Litigation Trust or the Litigation Trust Assets.

Article 6.

Standard of Care; Exculpation; Indemnification

6.1. Standard of Care; Exculpation.

(a) To the fullest extent permitted by applicable law, none of the Litigation Trustee or their respective directors, shareholders, officers, employees, agents, attorneys, affiliates, members, advisors or other professionals, shall be liable for any damages arising out of the creation, operation or termination of the Litigation Trust, including actions taken or omitted in fulfillment of duties with respect to the Litigation Trust, except in the case of such Entity’s gross negligence, willful misconduct, intentional fraud, or knowing violation of law as determined by a Final Order;

provided, that in no event will any such Entity be liable for indirect, punitive, incidental, exemplary, consequential or special damages (including but not limited to lost profits) under any circumstances. In performing its duties under this Agreement, the Litigation Trustee shall have no liability for any action taken in accordance with the advice of counsel, accountants, appraisers and other professionals retained by the Litigation Trustee or the Litigation Trust; provided, that the Litigation Trustee shall not be under any obligation to consult with attorneys, accountants, financial advisors, or agents, and a good faith determination not to consult with attorneys, accountants, financial advisors, or other agents shall not result in the imposition of liability on the Litigation Trustee. None of the provisions of this Litigation Trust Agreement shall require the Litigation Trustee to expend or risk their own funds or otherwise incur personal financial liability in the performance of any of their duties hereunder or in the exercise of any of their rights and powers. Notwithstanding the foregoing, nothing in this Section 6.1 shall relieve the Litigation Trustee from any liability for any actions or omissions arising out of their gross negligence, willful misconduct, intentional fraud, or knowing violation of law; provided that in no event will the Litigation Trustee be liable for indirect, punitive, incidental, exemplary, consequential, or special damages (including but not limited to lost profits) under any circumstances.

(b) Except as provided herein, nothing contained in this Litigation Trust Agreement, the Plan or the Confirmation Order shall be deemed to be an assumption by the Litigation Trustee of any of the liabilities, obligations or duties of the Debtors or shall be deemed to be or contain a covenant or agreement by the Litigation Trustee to assume or accept any such liability, obligation, or duty. The Litigation Trustee expressly confirms that he or she owes no duty or obligation to the Post-Effective Date Debtors in any respects.

6.2. Fiduciary Duties.

To the extent that, at law or in equity, the Litigation Trustee has duties (including fiduciary duties) and liabilities relating hereto, to the Litigation Trust or to the Litigation Trust Beneficiaries, it is hereby understood and agreed by the parties to this Agreement and the Litigation Trust Beneficiaries that such duties and liabilities are eliminated to the fullest extent permitted by applicable law, and replaced by the duties and liabilities expressly set forth in this Litigation Trust Agreement with respect to the Litigation Trustee.

6.3. Indemnification of Litigation Trustee.

(a) To the fullest extent permitted by law, the Litigation Trust, to the extent of its assets legally available for that purpose, shall defend, indemnify and hold harmless the Litigation Trustee and each of their directors, members, employers, affiliates, shareholders, partners, officers, agents, employees, attorneys, advisors, and other professionals (collectively, the “Indemnified Persons”) from and against any and all losses, liabilities, claims, actions, suits, taxes, costs, reasonable and documented out-of-pocket expenses (including, without limitation, fees and expenses of attorneys and other advisors and any court costs incurred by any Indemnified Person) or damage of any kind, type or nature, whether arising in tort, contract or otherwise or liability by reason of or in connection with this Agreement, the Litigation Trust, anything any Indemnified Person did, does, or refrains from doing in connection with the business or affairs of the Litigation Trust (collectively, “Losses”), except to the extent that such Loss resulted primarily from the Indemnified Person’s gross negligence, willful misconduct, intentional fraud, or knowing violation of law as determined by a Final Order. The Litigation Trust shall pay in advance or reimburse reasonable and documented out-of-pocket expenses (including, without limitation, attorney’s fees and the costs of investigating, preparing, defending or settling such action) incurred by the Indemnified Person who is, or is threatened to be, named or made a defendant or a respondent in a proceeding by reason of or in connection with this Agreement, the Litigation Trust, or anything any Indemnified Person did, does, or refrains from doing in connection with the business or affairs of the Litigation Trust; provided, however, that any Indemnified Person receiving any such advance shall execute a written undertaking to repay such advance if a court of competent jurisdiction ultimately determines, by Final Order, that such Indemnified Person is not entitled to indemnification hereunder due to such Indemnified Person’s own willful misconduct, intentional fraud, or knowing violation of law.

(b) Any Indemnified Person may waive the benefits of indemnification under this Section 6.3, but only by an instrument in writing executed by such Indemnified Person.

(c) The rights to indemnification under this Section 6.3 are not exclusive of other rights which any Indemnified Person may otherwise have at law or in equity, including without limitation common law rights to indemnification or contribution. Nothing in this Section 6.3 will affect the rights or obligations of any Entity (or the limitations on those rights or obligations) under this Litigation Trust Agreement, or any other agreement or instrument to which that Entity is a party.

Article 7.

Term; Termination of Litigation Trust

7.1. Term; Termination of Litigation Trust.

(a) The Litigation Trustee and the Litigation Trust may be discharged or dissolved, as the case may be, at such time as all distributions required to be made by the Litigation Trustee under the Plan and the Litigation Trust Agreement have been made.

(b) Upon dissolution of the Litigation Trust, any remaining Litigation Trust Assets shall be distributed to the Litigation Trust Beneficiaries in accordance with Article 5 hereof.

(c) The term of the Litigation Trust shall end no later than, and if not previously dissolved then the Litigation Trust shall dissolve on, the second (2nd) anniversary of the Effective Date (the “Initial Litigation Trust Term”); provided, however, that the Litigation Trustee may, subject to the further provisions of this Section 7.1, extend the term of the Litigation Trust for such additional period of time as is necessary to facilitate or complete the recovery and liquidation of the Litigation Trust Assets as follows: within the three (3) month period prior to the termination of the Initial Litigation Trust Term, the Litigation Trustee may file a notice of intent to extend the term of the Litigation Trust with the Bankruptcy Court and, upon approval of the Bankruptcy Court of such extension request following notice and a hearing, the term of the Litigation Trust shall be so extended. The Litigation Trust may file one or more such extension notices, each notice to be filed within the three (3) month period prior to the termination of the extended term of the Litigation Trust (all such extensions, collectively, are referred to herein as the “Supplemental Litigation Trust Term”). Notwithstanding anything to the contrary in this Section 7.1(c), the Supplemental Litigation Trust Term may not exceed three (3) years without a favorable letter ruling from the IRS that any further extension would not adversely affect the status of the Litigation Trust as a liquidating trust for federal income tax purposes.

7.2. Continuance of Trust for Winding Up.

After the dissolution of the Litigation Trust and for the purpose of litigation and winding up the affairs of the Litigation Trust, the Litigation Trustee shall continue to act as such until its duties have been fully performed.

Article 8.

Amendment and Waiver

8.1. Amendment and Waiver.

The Litigation Trustee may amend, supplement or waive any provision of, this Litigation Trust Agreement, without approval of the Bankruptcy Court or the consent of any Litigation Trust Beneficiary: (i) to cure any ambiguity, omission, defect or inconsistency in this Litigation Trust Agreement; provided that such amendments, supplements or waivers shall not (A) contravene or otherwise be inconsistent with the terms of the Plan and the Confirmation Order, (B) adversely affect the distributions to be made or other rights under this Litigation Trust Agreement to any of the Litigation Trust Beneficiaries, or (C) adversely affect the U.S. federal income tax status of the Litigation Trust as a “liquidating trust”; (ii) to comply with any requirements in connection with the U.S. federal income tax status of the Litigation Trust as a “liquidating trust”; (iii) to comply with any requirements in connection with maintaining that the Litigation Trust is not subject to registration or reporting requirements of the Exchange Act or the Investment Company Act; (iv) to make the Litigation Trust a reporting entity and, in such event, to comply with any requirements of the Exchange Act or the Investment Company Act; and (v) to evidence and provide for the acceptance of appointment hereunder by a successor trustee in accordance with the terms of this Litigation Trust Agreement.

Article 9.

Miscellaneous Provisions

9.1. Intention of Parties to Establish a Liquidating Trust.

This Litigation Trust Agreement is intended to create a “liquidating trust” for U.S. federal income tax purposes and, to the extent provided by law, shall be governed and construed in all respects as such a trust and any ambiguity herein shall be construed consistent herewith and, if necessary, this Litigation Trust Agreement may be amended in accordance with Section 8.1 hereof to comply with such U.S. federal income tax laws, which amendments may apply retroactively.

9.2. Reimbursement of Trust Litigation Costs.

If the Litigation Trustee or the Litigation Trust, as the case may be, is the prevailing party in a dispute regarding the provisions of this Litigation Trust Agreement or the enforcement thereof, the Litigation Trustee or the Litigation Trust, as the case may be, shall be entitled to collect any and all costs, reasonable and documented out-of-pocket expenses and fees, including attorneys’ fees, from the non-prevailing party (other than the Litigation Trustee) incurred in connection with such dispute or enforcement action. To the extent that the Litigation Trust has advanced such amounts, the Litigation Trust may recover such amounts from the non-prevailing party if such non-prevailing party is not entitled to indemnification therefor.

9.3. Laws as to Construction.

This Litigation Trust Agreement shall be governed by and construed in accordance with the laws of the State of Texas, without regard to whether any conflicts of law would require the application of the law of another jurisdiction.

9.4. Jurisdiction.

Without limiting any Entity’s right to appeal any order of the Bankruptcy Court or to seek withdrawal of the reference with regard to any matter, (i) the Bankruptcy Court shall have jurisdiction to enforce the terms of this Litigation Trust Agreement and to decide any claims or disputes which may arise or result from, or be connected with, this Litigation Trust Agreement, any breach or default hereunder, or the transactions contemplated hereby, and (ii) any and all actions related to the foregoing shall be filed and maintained only in the Bankruptcy Court, and the parties, including the Litigation Trust Beneficiaries and any holders of Claims hereby consent to and submit to the jurisdiction and venue of the Bankruptcy Court.

9.5. Severability.

If any provision of this Litigation Trust Agreement or the application thereof to any Entity or circumstance shall be finally determined by a court of competent jurisdiction to be invalid, or unenforceable to any extent, the remainder of this Litigation Trust Agreement, or the application of such provision to Entities or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby, and such provision of this Litigation Trust Agreement shall be valid and enforced to the fullest extent permitted by law.

9.6. Notices.

All notices, requests or other communications to the parties hereto shall be in writing and shall be sufficiently given only if (i) delivered in person; (ii) sent by electronic mail; (iii) sent by registered or certified mail, return receipt requested; or (iv) sent by commercial delivery service or courier. Until a change of address is communicated, as provided below, all notices, requests and other communications shall be sent to the parties at the following addresses:

If to the Litigation Trustee to:

Broadbent Advisors LLC

Corporation Trust Center

1209 Orange St.

Wilmington, DE 19801

Email: gary.broadbent@broadbentadvisors.com

Attn: Gary Broadbent

If to Regions Bank to:

Regions Bank

1717 McKinney Ave

Suite 1100

Dallas, TX 75202

Email: lynn.johnston@regions.com, tom.waudby@regions.com

Attn: B. Lynn Johnston

   Tom Waudby

and

Kane, Russell, Coleman, Logan PC

901 Main Street, #5200

Dallas, Texas 75202

Email: jkane@krcl.com

Attn: John Kane

All notices shall be effective and shall be deemed delivered: (i) if by personal delivery, delivery service or courier, on the date of delivery; (ii) if by electronic mail on the date of receipt; and (iii) if by mail, on the date of receipt. Any party from time to time may change its address, electronic mail address, or other information for the purpose of notices to that party by giving notice specifying such change to the other party hereto.

9.7. Fiscal Year.

The fiscal year of the Litigation Trust will begin on the first day of January and end on the last day of December of each year.

9.8. Headings.

The article or section headings contained in this Litigation Trust Agreement are solely for convenience of reference and shall not affect the meaning or interpretation of this Litigation Trust Agreement or of any term or provision hereof.

9.9. Counterparts.

This Litigation Trust Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original instrument, but all together shall constitute one agreement.

9.10. Confidentiality.

The Litigation Trustee and each successor trustee (each a “Covered Person”) shall, during the period that they serve in such capacity under this Litigation Trust Agreement and following either the termination of this Litigation Trust Agreement or such individual’s removal, incapacity, or resignation hereunder, hold strictly confidential and not use for personal gain any material, non-public information of or pertaining to any entity to which any of the assets of the Litigation Trust relates or of which it has become aware in its capacity (the “Information”), except to the extent disclosure is required by applicable law, order, regulation or legal process. In the event that any Covered Person is requested or required (by oral questions, interrogatories, requests for information or documents, subpoena, civil investigation, demand or similar legal process) to disclose any Information, such Covered Person will furnish only that portion of the Information that the Covered Person, advised by counsel, is legally required to furnish and exercise all reasonable efforts to obtain reliable assurance that confidential treatment will be accorded to the Information.

9.11. Entire Agreement.

This Litigation Trust Agreement (including the Recitals), the Confirmation Order, and the Plan constitute the entire agreement by and among the parties hereto with respect to the subject matter hereof, and there are no representations, warranties, covenants or obligations except as set forth herein or therein. This Litigation Trust Agreement and the Plan supersede all prior and contemporaneous agreements, understandings, negotiations, discussions, written or oral, of the parties hereto, relating to any transaction contemplated hereunder. Except as otherwise specifically provided herein, the Confirmation Order, or in the Plan, nothing in this Litigation Trust Agreement is intended or shall be construed to confer upon or to give any person other than the parties thereto and their respective heirs, administrators, executors, successors, or assigns any right to remedies under or by reason of this Litigation Trust Agreement.

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IN WITNESS WHEREOF, the parties hereto have either executed and acknowledged this Litigation Trust Agreement, or caused it to be executed and acknowledged on their behalf by their duly authorized officers all as of the date first above written.

EBIX, INC.,
VERTEX, INCORPORATED.
P.B. SYSTEMS, INC.
EBIX CONSULTING, INC.
EBIX US, LLC
FACTS SERVICES, INC.
DOCTORS EXCHANGE, INC.
EBIX INTERNATIONAL LLC
AGENCY SOLUTIONS.COM, LLC D/B/A HEALTH CONNECT LLC
CONFIRMNET CORPORATION
A.D.A.M., INC.
EBIX LATIN AMERICA, LLC

By:	/s/ Peter D. Fitzsimmons
Name:	Peter D. Fitzsimmons
Title:	Chief Restructuring Officer

LITIGATION TRUSTEE

By:	/s/ Gary Broadbent
Name:	Gary Broadbent

Exhibit 1

Trustee Compensation Schedule

The Original Trustee shall be entitled to the following compensation:

Litigation Trustee Fee. The Litigation Trust shall pay the Original Trustee a fixed fee of $350,000 (the “Litigation Trustee Fee”). The Litigation Trustee Fee shall be payable in four installments, in advance quarterly from the Effective Date.

Expense Reimbursement. In addition to the Litigation Trustee Fee payable to the Original Trustee, the Litigation Trust shall promptly reimburse the Original Trustee, following delivery to the Litigation Trust of a reasonably detailed written invoice, for all reasonable, documented out-of-pocket expenses (including costs, reasonable expenses or obligations incurred by counsel, advisors, professionals, or other third-parties properly employed by the Original Trustee to assist with the administration of the Litigation Trust or in any manner connected, incidental or related thereto), travel and lodging, data processing and communications charges, courier services and other expenditures incurred in connection with, or arising out of the Original Trustee’s services provided under the Litigation Trust Agreement (the “Expense Reimbursement”).

General Terms.

•

No amounts payable hereunder shall be subject to reduction, setoff, disgorgement or reimbursement, other than pursuant to a final order of the Bankruptcy Court or with the prior written consent of the Original Trustee.

•

No fee or amount paid or payable to any other Entity by the Litigation Trust or by any other Entity shall reduce or otherwise affect the Litigation Trustee Fee or Expense Reimbursement paid or payable to the Original Trustee, except to the extent used in calculating net Litigation Trust Assets.

•	All amounts paid to the Original Trustee shall be in Cash, in United States currency, and on or by the dates set forth herein.

•	All other terms of the Original Trustee’s engagement are set forth in the Litigation Trust Agreement, the Plan, and the Confirmation Order.